                           EXHIBIT 11.1

AMERICAN SKIING COMPANY
PRO FORMA EPS EXHIBIT
OCTOBER 26, 1997
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                          OCTOBER 26,
                                                                                              1997

PRIMARY CALCULATION

Pro forma net loss available to common shareholders                                          (27,715)


Weighted average shares outstanding                                  1,000,000
Effect of stock split (note 16)                                       14.76053
                                                                    ----------

                                                                                          14,760,530

Leslie B. Otten stock options                                        1,853,197
Management stock options                                               622,038               552,923
Minority interest shareholders                                         615,022               615,022
Employee stock options                                                 108,108                  -
Mandatorily redeemable preferred stock                               2,087,944               143,500
Offering shares                                                     14,750,000            14,750,000
                                                                                         -----------
                                                                                          30,821,975
                                                                                         -----------

Primary earnings per share                                                                      (.90)
                                                                                         -----------

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